Hoku Exercises Option in Polysilicon Supply Agreement with Solar-Fabrik Subsidiary

Pocatello, Idaho - January 2, 2008 - Hoku Materials, Inc., a wholly-owned subsidiary of Hoku Scientific, Inc., (NASDAQ: HOKU) established to manufacture and sell polysilicon for the solar market, today announced that it has exercised its option to reduce the volume allocation and increase the price in its polysilicon supply agreement with Global Expertise Wafer Division, Ltd., a wholly owned subsidiary of Solar-Fabrik AG.

Global Expertise Wafer Division, Ltd. (GEWD) had already paid Hoku $2 million in cash and provided a $25 million standby letter of credit in pre-payment of future deliveries when the supply agreement was signed in June 2007. Under the terms of the supply agreement, Hoku Materials had the option to reduce the amount of polysilicon to be shipped to GEWD and to increase the price of the products, if GEWD did not provide an additional $26 million standby letter of credit to Hoku Materials by September 30, 2007. As GEWD did not provide the additional letter of credit within the agreed deadline, Hoku Materials has chosen to exercise its option and to continue its cooperation with GEWD on the basis of the first letter of credit as provided in the agreement.

"Despite the reduction in total volume of the polysilicon to be supplied, GEWD and the Solar Fabrik Group will remain strong partners," said Dustin Shindo, Chief Executive Officer of Hoku Scientific. "Our ability to complete the financing for the construction of our polysilicon facility depends in part on guarantees that our customers will prepay for products as we achieve milestones in the construction of our planned polysilicon plant. To keep our financing moving forward, we unfortunately had to cut back the volume allocation to Global Expertise Wafer Division. However, we will continue our discussions with the Solar Fabrik Group to possibly increase their allocation from our potential future expansions."

Christoph Paradeis, CEO of Solar Fabrik AG, said, "We are fully committed to performing our contract obligations to Hoku and look forward to working together with Hoku in the successful completion of the project. We remain very confident in their ability to deliver polysilicon to us in 2009."

The polysilicon supply agreement provided for approximately $185 million in product shipments over a seven-year period. Following the volume reduction and price increase, the supply agreement provides for approximately $117 million in product shipments over a seven-year period. Solar-Fabrik is required to pay Hoku $27 million in prepayments for products. Two million has been paid to Hoku Materials, and an additional $25 million is to be paid in installments, subject to Hoku Materials' successful achievement of certain polysilicon production and quality milestones and other conditions prior to the first shipment in 2009. The $25 million prepayment obligation is secured by a standby letter of credit that was issued to Hoku Materials by Dresdner Bank's New York branch. If Hoku Materials is ultimately not successful in building its planned polysilicon plant, or if Hoku Materials does not meet certain production and quality milestones or timely deliver minimum quantities of polysilicon, the agreement provides that the initial $2 million deposit and all other prepayment amounts will be returned to Global Expertise Wafer Division, the letter of credit may be cancelled and the agreement may be terminated by Global Expertise Wafer Division.

About Hoku Scientific, Inc.

Hoku Scientific (NASDAQ: HOKU) is a diversified clean energy technologies company with three business units: Hoku Materials, Hoku Solar and Hoku Fuel Cells. Hoku Materials plans to manufacture, market, and sell polysilicon for the solar market from its plant currently under construction in Pocatello, Idaho. Hoku Solar markets, sells and installs turnkey photovoltaic systems in Hawaii. Hoku Fuel Cells has developed proprietary fuel cell membranes and membrane electrode assemblies for stationary and automotive proton exchange membrane fuel cells. For more information visit www.hokuscientific.com.

Forward-Looking Statements

This press release contains forward-looking statements that involve many risks and uncertainties. These statements relate to discussions between Hoku Materials and the Solar Fabrik Group for future sales of polysilicon; Hoku Materials' ability to successfully raise sufficient funds to establish polysilicon manufacturing facilities, Hoku Materials' ability to engineer and construct a production plant for polysilicon; its ability to manufacture polysilicon; its cost to procure a polysilicon production facility; Hoku Materials' ability to meet the delivery schedules in its customer contracts in general, and to begin shipping products in 2009, in particular; its ability to successfully achieve the milestones in its contract with Global Expertise Wafer Division, Ltd.; the quality of polysilicon to be manufactured; Hoku Materials' costs to manufacture polysilicon, Hoku Scientific's future financial performance; Hoku Scientific's business strategy and plans; and objectives of management for future operations. In some cases, you can identify forward-looking statements by terms such as "anticipate," "believe," "can," "continue," "could," "estimate," "expect," "intend," "may," "plan," "potential," "predict," "project," "should," "will," "would" and similar expressions intended to identify forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors that may cause Hoku Scientific's actual results, performance, time frames or achievements to be materially different from any future results, performance, time frames or achievements expressed or implied by the forward-looking statements. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements. In evaluating these statements, you should specifically consider the risks described in Hoku Scientific's filings with the Securities and Exchange Commission. Except as required by law, Hoku Scientific assumes no obligation to update these forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

Hoku, Hoku Solar, Hoku Fuel Cells, and the Hoku Scientific logo are trademarks of Hoku Scientific, Inc., and Hoku Materials is the trademark of Hoku Materials, Inc., all rights reserved.

CONTACTS For Hoku Scientific:

Tel: 808-682-7800

ir@hokusci.com

Source:

Hoku Scientific, Inc.